Exhibit 10.2

Mr. Christopher M. Lal

C/O The Portfolio Group

3415 S. Sepulveda Boulevard

Suite 450

Los Angeles, California

90034

March 20, 2007

Dear Chris:

We are pleased to extend to you this offer of employment as Vice President – Legal with Sunstone Hotel Investors, Inc. located in San Clemente, California, beginning on April 2, 2007. You will report directly to Steven Goldman, Chief Executive Officer. Your bi-weekly base compensation will be at the rate of $7,307.70 which equates to $190,000 on an annualized basis. Your base pay compensation will be reviewed annually each year beginning in February 2008 with a documented Performance Review. Any applicable base salary change will be based on the Sunstone pay increase grid currently in effect at that time.

Beginning in 2007 for review in February 2008, you will be eligible to participate in the Sunstone Bonus Program, and you will have a target bonus payment of 50% of your actual base salary earnings for each calendar year. Half of the bonus will be based on company-level financials (which are the same goals applicable to other officers), and the remaining half will be based on your individual performance. In addition, you will be eligible for future restricted stock awards which will be subject to approval by the Board of Directors. I will assist you in identifying specific bonus criteria that will enable you to meet your goals.

In addition to your base salary and annual bonus, you will receive a sign-on restricted stock award of $200,000 which shall vest in equal amounts over three (3) years. The restricted stock award is subject to the approval of our Board of Directors, which we expect will occur at the May 2, 2007 meeting. Once approved, vesting will occur annually beginning on February 7, 2008 and ending with the final vesting on February 7, 2010. In order to receive a vested benefit from this stock award, you must be employed by the Company on the vesting date of February 7th of each year. You will also be entitled to receive the anticipated dividend distributions against the unvested portion of the award throughout each year, beginning with the Second Quarter dividend payable in July 2007.

In the event a Change of Control occurs (Change of Control defined as in the Company’s current executive officer employment agreements) and your employment is terminated by the Company without cause or by you for good reason (“cause” and “good reason” defined as in the Company’s current executive officer employment agreements), you will receive a one-time severance amount equal to the sum of nine (9) months salary at the salary rate in effect at the time of the Change of Control and your prior year bonus. In addition, all of your remaining unvested restricted stock grants shall vest immediately.

In connection with your capacity as Vice President – Legal, the Company will enter into an Indemnification Agreement with you. The Indemnification Agreement shall be similar in substance and form to the agreement attached hereto as Exhibit A.

You will be eligible to participate in the Company’s health, dental, life, vision, accidental death and dismemberment and disability plans, subject to the terms, conditions, and limitations contained in the applicable plan documents and insurance policies. Further information regarding the plan will be provided to you. In addition, on the first of the month following the completion of your sixth month of employment, you will be eligible to participate in the Company’s 401(k) program of which Sunstone contributes 3% of your annual base compensation (exclusive of any bonuses or incentives received during the year).

You will accrue vacation time at the rate of twenty (20) days per year. Our interest is that all associates take their accrued vacation time as needed in accordance with our current vacation policy, appropriate business patterns and prior approval from your supervisor. Our vacation policy currently allows a vacation accrual bank up to 1.5 times the current vacation accrual rate at which time it is capped from any future accruals until earned vacation time has been taken to lower the bank below the 1.5 accrual rate.

Chris, all associates of Sunstone, even those assuming a new position within the Company, start with an initial employment period of three months, at which point a performance review will be conducted.

This offer is conditional upon (a) your completing the Sunstone Application for Employment; (b) your producing documents for the Company’s review that are sufficient to establish your identity and status as either a citizen of the United States or an authorized alien worker, prior to the commencement of your employment; and (c) verification of references which you have supplied.

As with most companies, employment with Sunstone is at the mutual consent of each employee and the Company. Accordingly, while the Company has every hope that employment relationships will be mutually beneficial and rewarding, employees and the Company retain the right to terminate the employment relation at will, at any time, with our without cause. Please note that no individual, other than the CEO or President of Sunstone Hotel Investors, Inc., has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

As confirmation of this employment offer, please sign the attached offer letter and return it to me for our files. You will be completing other necessary documents at the Human Resources Department on your first day of employment.

Chris, we are confident of your ability to make a valuable contribution to the operation of Sunstone Hotel Investors, Inc., and we are equally confident of our ability to make a valuable contribution to your career development.

Very truly yours,

/s/ Steven R. Goldman
Steven R. Goldman
Chief Executive Officer

This will acknowledge my acceptance of this offer of employment.

By:	/s/ Christopher M. Lal	Date:	3/29/2007
Christopher M. Lal